                                                                    EXHIBIT 4(C)

                               THE TIMKEN COMPANY
                        SAVINGS AND STOCK INVESTMENT PLAN
                    FOR TORRINGTON NON-BARGAINING ASSOCIATES

                           EFFECTIVE FEBRUARY 16, 2003

                               THE TIMKEN COMPANY
                        SAVINGS AND STOCK INVESTMENT PLAN
                    FOR TORRINGTON NON-BARGAINING ASSOCIATES

The Timken Company hereby establishes The Timken Company Savings and Stock Investment Plan for Torrington Non-bargaining Associates (the "Plan") effective as of February 16, 2003. The effective date of the Plan coincides with the purchase of The Torrington Company from Ingersoll-Rand Company.

The Plan is a profit-sharing plan intended to meet the requirements of Section 401(a) of the Internal Revenue Code of 1986 and the Employee Retirement Income Security Act of 1974 and subsequent legislation and the Plan and contributions are expressly conditioned upon initial qualification thereunder.

The provisions of this Plan shall apply only to an Employee who is in the employ of the Company or Participating Subsidiary on or after the Effective Date. The benefit payable to or on behalf of a Participant included under the Plan in accordance with the following provisions shall not be affected by the terms of any amendment to the Plan adopted after such Participant's employment terminates, unless the amendment expressly provides otherwise.

The Plan is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code, and its provisions are to be interpreted consistent with such intent.

This Plan document is an amendment and restatement of the Plan document signed on February 21, 2003.

              THE TIMKEN COMPANY SAVINGS AND STOCK INVESTMENT PLAN
                                TABLE OF CONTENTS

SECTION 1 -- DEFINITIONS                                                    PAGE
     1.1   Affiliated Company .........................................       5
     1.2   After-Tax Contribution .....................................       5
     1.3   Alternate Payee ............................................       5
     1.4   Before-Tax Contribution ....................................       5
     1.5   Beneficiary ................................................       5
     1.6   Benefit Commencement Date ..................................       6
     1.7   Board ......................................................       6
     1.8   Code .......................................................       6
     1.9   Company ....................................................       6
     1.10  Company Contributions ......................................       6
     1.11  Company Stock ..............................................       6
     1.12  Compensation ...............................................       6
     1.13  Compensation Deferral Limit ................................       7
     1.14  Contribution Percentage ....................................       7
     1.15  Deferral Percentage ........................................       8
     1.16  Determination Year .........................................       8
     1.17  Disability .................................................       8
     1.18  Effective Date .............................................       8
     1.19  Eligible Employee ..........................................       8
     1.20  Employee ...................................................       9
     1.21  ERISA ......................................................       9
     1.22  Forfeiture .................................................       9
     1.23  Highly Compensated Employee ................................       9
     1.24  Hour of Service ............................................      10
     1.25  Leave of Absence ...........................................      11
     1.26  Limitation Year ............................................      11
     1.27  Look-Back Year .............................................      11
     1.28  Nonhighly Compensated Employee .............................      11
     1.29  Normal Retirement Date .....................................      11
     1.30  Participant ................................................      11
     1.31  Participant Contribution ...................................      12
     1.32  Period of Severance ........................................      12
     1.33  Plan .......................................................      12
     1.34  Plan Year ..................................................      12
     1.35  Qualified Domestic Relations Order .........................      12
     1.36  Retirement Date ............................................      12

     1.37  Rollover Contribution ......................................      12
     1.38  Salary Deferral Agreement ..................................      12
     1.39  Separation Date ............................................      12
     1.40  Service ....................................................      13
     1.41  Spouse .....................................................      14
     1.42  Total Account ..............................................      14
     1.43  Trustee ....................................................      15
     1.44  Trust Fund .................................................      15
     1.45  Valuation Date .............................................      15
     1.46  Vested .....................................................      15
     1.47  Year of Service ............................................      15

SECTION 2 -- PARTICIPATION
     2.1   Participation Requirements .................................      16
     2.2   Application to Participate .................................      16
     2.3   Effective Date of Elections ................................      17
     2.4   Participation Upon Reemployment ............................      17
     2.5   Termination of Participation ...............................      17
     2.6   Veterans' Rights ...........................................      17

SECTION 3 -- PARTICIPANT CONTRIBUTIONS
     3.1   Participant Contributions ..................................      18
     3.2   Increase or Decrease in Rate of Contributions ..............      18
     3.3   Suspension and Resumption of Contributions .................      19
     3.4   Effective Date of Elections ................................      19
     3.5   Rollover Contributions .....................................      19
     3.6   Maximum Amount of Salary Deferral ..........................      20

SECTION 4 -- COMPANY CONTRIBUTIONS
     4.1   Company Contributions ......................................      21
     4.2   Form of Company Matching Contribution ......................      22
     4.3   Forfeitures of Company Contributions .......................      22

SECTION 5 -- INVESTMENT PROVISIONS
     5.1   Description of Funds .......................................      23
     5.2   Investment Election ........................................      23
     5.3   Change in Investment Election ..............................      24
     5.4   Responsibility of Participant In Selecting Elections .......      24
     5.5   Investment of Company Matching Contributions ...............      24
     5.6   Transfer of Funds ..........................................      24
     5.7   Stock Rights, Stock Dividends and Stock Splits .............      25

     5.8   Transfers Affecting Company Stock ..........................      25
     5.9   Blackout Period ............................................      25
     5.10  Definition of Blackout Period ..............................      26

SECTION 6 -- VESTING                                                       PAGE
     6.1   Vesting of Participant Contributions .......................      27
     6.2   Vesting of Company Contributions ...........................      27
     6.3   Forfeitures ................................................      27

SECTION 7 -- DISTRIBUTIONS
     7.1   Distribution on Retirement, Disability, or other Termination
           of Service .................................................      29
     7.2   Lump Sum Distributions .....................................      30
     7.3   Distributions on Death .....................................      30
     7.4   Investment of Deferred Distributions .......................      32
     7.5   Proof of Death .............................................      32
     7.6   Distribution to Alternate Payee ............................      32
     7.7   Notice to Payee ............................................      33
     7.8   Restrictions on Distributions ..............................      33
     7.9   Eligible Rollover Distribution .............................      33
     7.10  Required Minimum Distributions .............................      34

SECTION 8 -- WITHDRAWALS AND LOANS DURING EMPLOYMENT
     8.3   Discretionary Withdrawals ..................................      38
     8.4   Hardship Withdrawals .......................................      38
     8.5   Restoration of Withdrawals .................................      39
     8.6   Timing of Withdrawals ......................................      39
     8.7   Loans ......................................................      40
     8.8   Timing of Loans ............................................      41
     8.9   Compliance with Law ........................................      41
     8.10  Trading Restrictions .......................................      41
     8.11  Combined Limit on Withdrawals and Loans ....................      41

SECTION 9 -- ADMINISTRATION OF THE PLAN
     9.1   The Plan Administrator .....................................      42
     9.2   Powers of the Plan Administrator ...........................      42
     9.3   Procedure for Claiming Benefits Under the Plan .............      43
     9.4   The Plan Is a Voluntary Act by the Company .................      45
     9.5   Indemnification ............................................      45
     9.6   Fiduciary Insurance ........................................      46
     9.7   Filings with the Plan Administrator ........................      46
     9.8   Payee Unknown ..............................................      46

     9.9   Reliance on Statements of Participants and Beneficiaries ...      47
     9.10  Distribution to Minors and Incapacitated Payees ............      47

SECTION 10 -- ADMINISTRATION OF THE TRUST                                   PAGE
     10.1  Trust Agreement ............................................      48
     10.2  Provisions of the Trust Agreement ..........................      48
     10.3  Exclusive Benefit of Participants ..........................      48
     10.4  Directions of the Plan Administrator .......................      48
     10.5  Coordination of Plan and Trust Agreement ...................      48
     10.6  Pension Investment Committee ...............................      48
     10.7  Return of Contributions ....................................      49

SECTION 11 --AMENDMENT, TERMINATION OR MERGER OF THE PLAN
     11.1  Right to Amend .............................................      50
     11.2  Changes in Plan Benefits ...................................      50
     11.3  Right to Terminate .........................................      50
     11.4  Termination of Trust .......................................      50
     11.5  Discontinuance of Contributions ............................      51
     11.6  Merger of Plans ............................................      51

SECTION 12 -- MISCELLANEOUS PROVISIONS
     12.1  Gender .....................................................      52
     12.2  Investments and Expenses ...................................      52
     12.3  Voting Rights ..............................................      52
     12.4  Statements of Accounts .....................................      52
     12.5  Nonalienability of Benefits ................................      52
     12.6  Acquisitions and Divestitures ..............................      53
     12.7  Top Heavy Provisions .......................................      54
     12.8  Nondiscrimination Limitations on Participant Contributions
           and Company Matching Contributions .........................      56
     12.9  Limitation on Contributions ................................      59

                                    SECTION 1
                                   DEFINITIONS

1.1   "AFFILIATED COMPANY" means any of the following:

      (a) Any corporation which is a member of a controlled group of corporations which includes the Company, determined under the provisions of Section 414(b) of the Code;

      (b) Any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code) with the Company;

      (c) Any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Section 414(m) of the Code) which includes the Company; and

      (d) Any other entity required to be aggregated with the Company pursuant to regulations under Section 414(o) of the Code.

      A corporation, trade or business, or member of an affiliated service group shall be treated as an Affiliated Company only while it is a member of the group.

1.2 "AFTER-TAX CONTRIBUTION" means a contribution to the Trust Fund made by a Participant and which is included in the Participant's gross income for Federal income tax purposes for the year in which such contribution was made.

1.3 "ALTERNATE PAYEE" means any spouse, former spouse, child, or other dependent of a Participant recognized by a Qualified Domestic Relations Order as having a right to receive all, or a portion of, the Participant's nonforfeitable benefits under the Plan.

1.4 "BEFORE-TAX CONTRIBUTION" means a contribution to the Trust Fund made on the behalf of a Participant pursuant to a Salary Deferral Agreement and which is not included in the Participant's gross income for Federal income tax purposes for the year in which such contribution was made.

1.5 "BENEFICIARY" means any person or persons (including a trust established for the benefit of such person or persons), designated by a Participant or by the terms of the Plan as provided in Section 7.3(a), who is or who may become entitled to receive benefits from the Plan. Any person who is an Alternate Payee shall be considered a Beneficiary for purposes of the Plan.

1.6 "BENEFIT COMMENCEMENT DATE" means the first Valuation Date following the date on which all events have occurred which entitle the Participant or Beneficiary to a distribution from the Plan in accordance with the provisions of Section 7.

1.7 "BOARD" means the Board of Directors of The Timken Company except that any action which may be taken by the Board may also be taken by a duly authorized officer of The Timken Company.

1.8 "CODE" means the Internal Revenue Code of 1986, as amended from time to time. Reference to a specific provision of the Code shall include such provision, any valid regulation or ruling promulgated thereunder, and any provision of future law that amends, supplements, or supersedes such provision.

1.9 "COMPANY" means The Timken Company and its sole participating subsidiary, The Torrington Company.

1.10 "COMPANY CONTRIBUTIONS" means the total contributions made by the Company on behalf of a Participant pursuant to Section 4.1, including Company Matching Contributions, Company Retirement Contributions and Base Contributions.

1.11 "COMPANY STOCK" means a share or shares of the common stock of The Timken Company, which is intended to be qualifying employer securities within the meaning of Section 407(d)(5) of ERISA.

1.12 "COMPENSATION" means an Employee's regular salary pay (including any overtime or premium payments) during his period of participation in the Plan, and including the management performance bonus, salary reduction contributions pursuant to a cafeteria plan established under Section 125 of the Code or a plan described in Section 132(f)(4) of the Code and amounts described in this Section 1.12 deferred under the Timken Company 1996 Deferred Compensation Plan, but excluding any other special types of payments, such as, but not limited to, suggestion awards, moving allowance, vacation option pay, or retirement or dismissal pay. Compensation includes payments under certain bonus plans at specified Company plants, including Annual Performance Awards.

      In addition to other applicable limitations set forth in the Plan, and notwithstanding any other provision of the Plan to the contrary, the annual compensation of each Employee taken into account under the Plan shall not exceed $200,000 or such annual compensation limit specified under Section 401(a)(17) of the Code including adjustments made by the Commissioner of Internal Revenue for increases in the cost of living in accordance with Section 401(a)(17)(B) of the Code.

1.13 "COMPENSATION DEFERRAL LIMIT" means, for any Plan Year, the maximum percentage of an Employee's Compensation which may be contributed to the Plan pursuant to a Salary Deferral Agreement. The Plan Administrator shall establish the Compensation Deferral Limit for each Plan Year for the purpose of meeting the nondiscrimination tests of Sections 401(k) and 401(m) of the Code, and shall apply the limit to such Employees as is necessary to assure compliance with such tests.

1.14 "CONTRIBUTION PERCENTAGE" means, for each Participant, the ratio of any Employer Matching Contributions and After-Tax Contributions made by or on behalf of a Participant for a Plan Year, to such Participant's compensation (within the meaning of Section 414(s) of the Code) while an Eligible Employee during such Plan Year. If more than one plan providing employee contributions or matching contributions (within the meaning of Section 401(m) of the Code) is maintained by an Employer or Affiliated Employer, the Contribution Percentage of any Highly Compensated Employee who participates in more than one such plan shall be determined as if all such plans were a single plan. Notwithstanding the foregoing, plans shall be treated as separate if they are mandatorily disaggregated under Section 401(k) of the Code.

1.15 "DEFERRAL PERCENTAGE" means, for each Participant, the ratio of any Before-Tax Contributions made on behalf of a Participant for a Plan Year, to such Participant's compensation (within the meaning of Section 415(c)(3) of the Code) while an Eligible Employee during such Plan Year. If more than one plan providing a cash or deferred arrangement (within the meaning of Section 401(k) of the Code) is maintained by an Employer or Affiliated Employer, the Deferral Percentage of any Highly Compensated Employee who participates in more than one such plan or arrangement shall be determined as if all such plans or arrangements were a single plan or arrangement. Notwithstanding the foregoing, plans or arrangements shall be treated as separate if they are mandatorily disaggregated under Section 401(k) of the Code.

1.16 "DETERMINATION YEAR" means the Plan Year that is being tested for purposes of determining if the Plan meets the applicable nondiscrimination requirements of Sections 401(k) and 401(m) of the Code.

1.17 "DISABILITY" as applied to any Employee means any permanent disability qualifying the Employee for disability benefits under the federal Social Security system.

1.18 "EFFECTIVE Date", with respect to the Plan as herein established, means February 16, 2003.

1.19 "ELIGIBLE EMPLOYEE" means any person who is an Employee of The Torrington Company, whether full- or part-time, including officers, salaried workers, salespersons and wage earners (but not directors who are not otherwise employed by the Company) provided that such person shall have completed the Service requirements set forth in Section 2.1. The term "Eligible Employee" excludes, however:

      (a) any such person who is a member of a unit of Employees covered by a collective bargaining agreement, unless such agreement provides for the application of the Plan to the Employees in such unit;

      (b) any individual who has signed an individual employment agreement or a personal services agreement with the Company (unless such agreement provides for coverage hereunder of such individual);

      (c) any individual who is compensated through a third party and not through the Company's payroll;

      (d) any individual who is not classified by the Company as an employee for federal income tax withholding purposes (whether or not such classification is ultimately determined to be correct as a matter of law); including any individual who is classified by the Company as a leased worker or an independent contractor;

      (e) any such person who is employed by the Company under an agreement that such person will be an Employee for a period of less than six months;

      (f) any such person who is a leased Employee under Section 414(n)(2) of the Code as described in Section 1.20;

      (g) any such person who is a nonresident alien who receives no earned income from the Company which constitutes United States source income; and

      (h) any individual who is no longer an Employee of the Company but who has an Account in the Plan.

1.20 "EMPLOYEE" means any individual employed by the Company or an Affiliated Company. The term "Employee" includes any leased employee of the Company within the meaning of Section 4l4(n)(2) of the Code, without regard to
      Section 414(n)(5) of the Code. A "leased employee" means any individual who is not an Employee and who provides services for the Company or an Affiliated Company, if (i) such services are provided pursuant to an agreement between the Company and any other person; (ii) such individual has performed such services for the Company on a substantially full-time basis for a period of at least one year; and (iii) such services are performed under the primary direction and control of the Company or an Affiliated Company.

1.21 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to a specific provision of ERISA shall include such provision, any valid regulation or ruling promulgated thereunder, and any provision of future law that amends, supplements, or supersedes such provision.

1.22 "FORFEITURE" means Company Matching Contributions, Company Retirement Contributions and/or Base Contributions that are not fully Vested as of a Participant's Separation Date and that are forfeited as provided in
      Section 6.3.

1.23 "HIGHLY COMPENSATED EMPLOYEE" means any Employee who performed services for the Company or an Affiliated Company during the Determination Year and who:

      (a) was a 5% owner (within the meaning of Section 416(i)(I)(B)(i) of the Code) at any time during the Determination Year or the Look-Back Year; or

      (b) received compensation from the Company or an Affiliated Company in excess of $90,000 (as adjusted pursuant to 415(d) of the Code) during the Look-Back Year.

      For purposes of determining an Employee's compensation under this Section 1.23, compensation shall mean the Employee's total compensation reportable on Form W-2, plus all contributions made on behalf of the Employee by the Company or an Affiliated Company pursuant to a Salary Deferral Agreement under this Plan (or a similar agreement under any other cash or deferred arrangement described in Section 401(k) of the Code) or any salary reduction agreement pursuant to a cafeteria plan established under Section 125 of the Code or pursuant to Section 132(f)(4) of the Code.

1.24  "HOUR OF SERVICE" means:

      (a) Employees will receive credit for an Hour of Service for each hour they are paid, or entitled to payment, for the performance of duties for the Company or an Affiliated Company during a Plan Year.

      (b) Except to the extent limited by subparagraph (d), Employees will receive credit for an Hour of Service for each hour for which they are directly or indirectly paid, or entitled to payment by the Company or an Affiliated Company, on account of a period of time during which no duties are performed (irrespective of whether their employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty, or leave of absence.

      (c) Employees will also receive credit for Hours of Service for each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Company or an Affiliated Company, but the same Hours of Service will not be credited both under paragraph (a) or paragraph (b), as the case may be, and under this paragraph (c). Hours credited under this paragraph (c) shall be credited to the Plan Year to which the award or agreement pertains, rather than to the Plan Year in which the award, agreement or payment is made.

      (d)   Notwithstanding paragraph (b),

            (i) No more than 501 Hours of Service will be credited to an Employee under paragraph (b) on account of any single continuous period during which the Employee performs no duties.

            (ii) No Hours of Service will be credited to an Employee for a period during which no duties are performed if payment to the Employee was made or due under a plan maintained solely for the purpose of complying with workers' compensation, unemployment compensation or disability insurance laws.

            (iii) No Hours of Service will be credited for a payment which solely reimburses an Employee for medical or medically related expenses incurred by the Employee or his dependents.

      (e) In the event that payments are made based on periods during which an Employee performs no duties, Hours of Service shall be determined by dividing the payments received or due by the lesser of (i) the Employee's most recent hourly rate of compensation for the performance of duties, or (ii) the Employee's average hourly rate of compensation for the performance of duties for the most recent computation period in which the Employee completed more than five hundred (500) Hours of Service.

      The determination of Hours of Service shall be in accordance with the rules set forth in the United States Department of Labor's Rules and Regulations for Minimum Standards for Employee Pension Benefit Plans,
      Section 2530.200b-2(b) and (c), which are incorporated herein by this reference.

1.25 "LEAVE OF ABSENCE" means an absence granted in writing by the Company or an Affiliated Company in accordance with the Company's personnel policies or as required by law, uniformly applied to all Employees, including but not limited to, absences for reasons of health, education, jury duty, or service in the armed forces of the United States.

1.26  "LIMITATION YEAR" means the calendar year.

1.27 "LOOK-BACK Year" means the period of twelve consecutive months immediately proceeding the Determination Year. For purposes of determining the Average Deferral Percentage and Average Contribution Percentage of Nonhighly Compensated Employees, the Plan Administrator may elect, in accordance with applicable regulations, that the Look-Back Year shall be the Determination Year.

1.28 "NONHIGHLY COMPENSATED EMPLOYEE" means an Employee who is not a Highly Compensated Employee.

1.29 "NORMAL RETIREMENT DATE" means the date on which the Employee attains the age of 65.

1.30 "PARTICIPANT" means an Eligible Employee who participates in the Plan in accordance with the provisions of Section 2. Participation in the Plan shall cease in accordance with the provisions of Section 2.5.

1.31 "PARTICIPANT CONTRIBUTION" means a contribution made by or on behalf of a Participant pursuant to Section 3.1.

1.32 "PERIOD OF SEVERANCE" means the period beginning on an Employee's Separation Date and ending on the date such Employee is again credited with an Hour of Service. A one-year Period of Severance is any period of twelve consecutive months beginning on a Separation Date and any anniversary thereof, provided that the former Employee has not performed an Hour of Service for the Company or an Affiliated Company at any time during such twelve-month period.

1.33 "PLAN" means The Timken Company Savings and Stock Investment Plan for Torrington Non-Bargaining Associates, as set forth herein, and as may be amended from time to time.

1.34  "PLAN YEAR" means the calendar year.

1.35 "QUALIFIED DOMESTIC RELATIONS ORDER" means a domestic relations order which meets the requirements of Section 414(p) of the Code, as determined by the Plan Administrator.

1.36 "RETIREMENT DATE" means a Participant's Normal Retirement Date, any actual date of retirement subsequent to the Normal Retirement Date, or any early retirement date under the terms of any qualified retirement plan maintained by the Company by which the Participant is covered.

1.37 "ROLLOVER CONTRIBUTION" means a transfer by a Participant to this Plan of all or a portion of a distribution to such Participant from a qualified plan or individual retirement account, provided the distribution is:

      (a)   an eligible direct rollover distribution within the meaning of
            Section 7.9(b)(i); or

      (b) rolled over to the Plan within 60 days following the date the Eligible Employee receives the distribution from the qualified plan or individual retirement account.

1.38 "SALARY DEFERRAL AGREEMENT" means an agreement in the form provided by the Plan Administrator in which an Eligible Employee agrees to reduce his Compensation earned after the execution of such agreement and to have the amount of such reduction contributed by the Company to the Trust Fund on his behalf pursuant to Section 401(k) of the Code. An Eligible Employee may execute a new Salary Deferral Agreement from time to time pursuant to
      Section 3.2.

1.39 "SEPARATION DATE" means the last day of the month in which occurs the earliest of:

      (a) The date on which an Employee resigns, is discharged by the Company or an Affiliated Company, retires at his Retirement Date, retires due to Disability, or dies. For this purpose an Employee shall be deemed to have resigned if he (i) is absent from work for seven (7) or more successive working days without reasonable cause, or (ii) fails, without reasonable cause, to return to work after a Leave of Absence or temporary layoff within seven (7) days after notice to return has been sent to his last address, as shown by the employer's employment records;

      (b) The first anniversary of the date on which an Employee begins a layoff from the Company or an Affiliated Company; or

      (c) The second anniversary of the date on which an Employee remains absent from service (with or without pay) with the Company or an Affiliated Company for any reason other than resignation, retirement, discharge, or death, such as illness, maternity or paternity leave, or Leave of Absence. Notwithstanding the foregoing, in the event that the Employee fails to return to active employment upon the expiration of a Leave of Absence (or, in the case of a military leave, during the period in which his reemployment rights are protected by applicable law, or during the period in which his reemployment rights are protected by the Plan Administrator, whichever is longer), the Employee's Separation Date shall mean the date on which such absence from service began, unless such failure to return is the result of retirement, Disability, or death.

1.40  "SERVICE" means the aggregate of the following:

      (a) The period commencing with the first day on which an Employee is credited with an Hour of Service, and ending on the Employee's Separation Date.

      (b) Periods of service with The Torrington Company or Ingersoll-Rand Company prior to the Effective Date of this Plan, if the Employee is an Eligible Employee on the Effective Date.

      (c) If an Employee performs an Hour of Service within twelve months of a Separation Date on account of an event described in Section 1.39(a), the period from such Separation Date to such Hour of Service.

      (d) In the case of an Employee who leaves employment with the Company or an Affiliated Company to enter service with the armed forces of the United States, the period of such military service, provided the individual resumes employment with the Company or an Affiliated Company within the period during which his reemployment rights are protected by Section 414(u) of the Code, or within the period during which his reemployment rights are protected by the Company, whichever is longer.

1.41 "SPOUSE" means the person, if any, to whom the Participant is lawfully married at the time of his death prior to retirement or at the time his benefits are to commence, as the case may be, provided, however, that a former spouse will be treated as the Spouse to the extent provided under a Qualified Domestic Relations Order.

1.42 "TOTAL ACCOUNT" means the total amounts held under the Plan for a Participant, consisting of the following subaccounts and any such other subaccounts as may be deemed necessary by the Plan Administrator:

      (a) "BEFORE-TAX CONTRIBUTION ACCOUNT" -- The portion of the Participant's Total Account consisting of Before-Tax Contributions made in accordance with Section 3.1(a), plus or minus any investment earnings or losses on such contributions, less any withdrawals or distributions from such Account.

      (b) "AFTER-TAX CONTRIBUTION ACCOUNT" -- The portion of the Participant's Total Account consisting of After-Tax Contributions made in accordance with Section 3.1(b), plus or minus any investment earnings or losses on such contributions, less any withdrawals or distributions from such Account.

      (c) "COMPANY MATCHING CONTRIBUTION ACCOUNT" -- The portion of the Participant's Total Account consisting of Company Matching Contributions made in accordance with Section 4.1(a), plus or minus any investment earnings or losses on such contributions, less any withdrawals or distributions from such Account.

      (d) "COMPANY RETIREMENT CONTRIBUTION ACCOUNT" -- The portion of the Participant's Total Account consisting of Company Retirement Contributions made in accordance with Section 4.1(b), plus or minus any investment earnings or losses on such contributions, less any withdrawals or distributions from such Account.

      (e) "BASE CONTRIBUTION ACCOUNT" -- The portion of the Participant's Total Account consisting of Base Contributions made in accordance with Section 4.1(c), plus or minus any investment earnings or losses on such contributions, less any withdrawals or distributions from such Account.

      (f) "ROLLOVER CONTRIBUTION ACCOUNT" -- The portion of the Participant's Total Account consisting of any Rollover Contribution made by the Participant in accordance with Section 3.5, plus or minus any investment earnings or losses on such amounts, less any withdrawals or distributions from such Account.

1.43 "TRUSTEE" means the Trustee or Trustees appointed by the Company in accordance with Section 10.

1.44 "TRUST FUND" means the fund established under the terms of the Trust Agreement for the purpose of holding and investing the assets of the Plan held by the Trustee.

1.45 "VALUATION Date" means every day on which the New York Stock Exchange is open for trading, or such other date or dates as the Plan Administrator deems appropriate.

1.46  "VESTED" means a Participant's non-forfeitable right to his Total Account.

1.47 "YEAR OF SERVICE" means twelve consecutive months of service where a month of service is defined as a calendar month during which an Employee completes an Hour of Service.

1.48 "I-R PLAN" means the Ingersoll-Rand Company Savings and Stock Investment Plan.

1.49 "KILIAN HOURLY ELIGIBLE EMPLOYEES" means Eligible Employees who are compensated on an hourly basis and employed at the Company's Kilian facility.

1.50 "ROCKFORD HOURLY ELIGIBLE EMPLOYEES" means Eligible Employees who are compensated on an hourly basis and employed at the Company's Rockford facility.

1.51 "SALARIED ELIGIBLE EMPLOYEES" means Eligible Employees who are compensated on a salaried basis.

1.52 "WATERTOWN HOURLY ELIGIBLE EMPLOYEES" means Eligible Employees who are compensated on an hourly basis and employed at the Company's Watertown facility.

                                    SECTION 2
                                  PARTICIPATION

2.1   PARTICIPATION REQUIREMENTS

      (a) An Eligible Employee who was actively employed by The Torrington Company and a Participant in the I-R Plan immediately prior to the Effective Date shall participate in the Plan as of the Effective Date in accordance with the provisions contained herein.

      (b) Any other Employee who is an Eligible Employee as of the Effective Date may participate in the Plan on the first day of any subsequent month, provided he is then an Eligible Employee.

      (c) An Employee who becomes an Eligible Employee on or after the Effective Date may participate in the Plan for purposes of making Before-Tax Contributions and After-Tax Contributions and being eligible to receive Company Matching Contributions on the first day of the month following his completion of a full calendar month of employment. Any Before-Tax Contributions and After-Tax Contributions shall be made in accordance with Section 3.1. Any Eligible Employee who does not elect to make contributions to the Plan on the date he is eligible to do so or who specifically elects not to make contributions in accordance with Section 3.1 of the Plan, may begin making contributions to the Plan at a later date and such contributions shall be made as soon as administratively practicable after he elects to make such contributions in accordance with
            Section 3.1 of the Plan, provided he is then an Eligible Employee.

      (d) An Eligible Employee who is a member of a group of Eligible Employees described in Section 4.1(b) shall begin receiving the applicable Company Retirement Contributions described in Section 4.1(b) as of the first day of the month following his completion of 12 months of Service.

      (e) An Eligible Employee who is a member of a group of Eligible Employees described in Section 4.1(c) shall begin receiving the applicable Base Contributions described in Section 4.1(c) as of the first day of the month following his completion of 12 months of Service.

2.2   APPLICATION TO PARTICIPATE

      An Eligible Employee or an Employee who will become an Eligible Employee may elect to contribute to the Plan by executing such forms or by complying with such administrative procedures as may be required by the Plan Administrator prior to his commencement of participation. Such election may be made prior to the date that is 30 days after the Employee becomes an Eligible Employee. In addition, such Eligible Employee may be deemed to have elected to contribute to the Plan pursuant to Section 3.1.

      Company Retirement Contributions shall automatically be made each pay period on behalf of Eligible Employees as defined under Sections 2.1(d) and 4.1(b) regardless of whether or not the Eligible Employee has elected to contribute to the Plan.

      Base Contributions shall automatically be made on an annual basis on behalf of Eligible Employees as defined in Sections 2.1(e) and 4.1(c) regardless of whether or not the Eligible Employee has elected to contribute to the Plan.

2.3   EFFECTIVE DATE OF ELECTIONS

      In order to make contributions or have contributions made on his behalf (except Company Retirement Contributions and Base Contributions), an Eligible Employee who becomes a Participant must make elections as provided under the Plan. The elections shall become effective with respect to the first payroll period of the month commencing on or after the Employee's date of commencement of participation.

2.4   PARTICIPATION UPON REEMPLOYMENT

      An Eligible Employee who reaches a Separation Date and who is subsequently reemployed at any time thereafter will again be an Eligible Employee as of the date of his reemployment, provided he is then an Eligible Employee. Any Eligible Employee who reaches a Separation Date and who is subsequently reemployed by the Company may participate in the Plan on the later of:

            (a) the date he first becomes eligible to participate (as defined in Section 2.1); or

            (b) the first available pay period following his date of reemployment;

      or on any subsequent pay period, provided he is then an Eligible Employee.

2.5   TERMINATION OF PARTICIPATION

      A Participant's participation in the Plan shall continue until the later of:

            (a)   the Participant's Separation Date; or

            (b) such time as all nonforfeitable amounts credited to the Participant's Total Account shall have been distributed in full in accordance with the terms of the Plan.

2.6   VETERANS' RIGHTS

      Notwithstanding any provision of the Plan to the contrary, contributions, benefits and Service credit with respect to qualified military service shall be provided in accordance with Section 414(u) of the Code.

                                    SECTION 3
                            PARTICIPANT CONTRIBUTIONS

3.1   PARTICIPANT CONTRIBUTIONS

      If an Eligible Employee wishes to make contributions to the Plan, he must elect to make a contribution and/or have a contribution made on his behalf expressed as a percentage of his Compensation, from one percent (1%) to sixteen percent (16%), in increments of one percent (1%). Such election shall be in the form of a payroll deduction authorization and/or a Salary Deferral Agreement, and shall be subject to the Compensation Deferral Limit and/or Contribution Percentage Limit, if any, applicable to such Participant as established by the Plan Administrator from time to time for purposes of meeting the nondiscrimination tests of Sections 401(k) and 401(m) of the Code, and, if applicable, satisfying the maximum limits described in Sections 3.6 and 4.4. Contributions made in accordance with this Section 3.1 shall be made by the Company directly to the Trustee no less frequently than once per calendar month.

      A Participant's Contributions may consist of Before-Tax Contributions and After-Tax Contributions as described below:

      (a) BEFORE-TAX CONTRIBUTIONS -- Compensation contributed on the Participant's behalf under a Salary Deferral Agreement, not to exceed sixteen percent (16%) of Compensation, shall be known as his Before-Tax Contributions and shall be contributed to his Before-Tax Contribution Account.

      (b) AFTER -TAX CONTRIBUTIONS -- To the extent that less than sixteen percent (16%) of a Participant's Compensation is contributed pursuant to a Salary Deferral Agreement to the Participant's Before-Tax Contribution Account, the Participant may authorize the Company to deduct pursuant to a payroll deduction authorization a percentage of his Compensation not to exceed the difference between sixteen percent (16%) and the total percentage of Compensation contributed to the Participant's Before-Tax Contribution Account. Contributions made in accordance with this Section 3.1(b) shall be known as After-Tax Contributions and shall be contributed to the Participant's After-Tax Contribution Account.

      Notwithstanding the foregoing, effective February 16, 2003 for each Participant who was a participant in the I-R Plan immediately before February 16, 2003, unless the Participant elects otherwise, the Participant's rate of Before-Tax Contributions and After-Tax Contributions will be the same as the corresponding rates in effect for the Participant under the I-R Plan immediately before February 16, 2003. The rate described in the preceding sentence shall remain in effect until changed by the Participant as described herein or until such date designated by the Plan

      Administrator as the date by which Participants must file a new Salary Deferral Agreement or payroll deduction authorization described herein.

3.2   INCREASE OR DECREASE IN RATE OF CONTRIBUTIONS

      Except to the extent that a decrease in a Participant's rate of payroll deduction contribution is made by the Plan Administrator to meet the limitations described in Section 3.1, a Participant may elect to increase or decrease his rate of contributions on any day effective as of the next available payroll period provided that he notifies the Company in accordance with the administrative procedures established by the Plan Administrator.

3.3   SUSPENSION AND RESUMPTION OF CONTRIBUTIONS

      (a) A Participant may elect to suspend contributions, effective the next available payroll period, provided that he notifies the Company in accordance with the administrative procedures established by the Plan Administrator. In the event of an election to suspend contributions, the Participant may resume making payroll deduction contributions or may have contributions resumed under a Salary Deferral Agreement effective any subsequent payroll period, provided that he notifies the Company in accordance with the administrative procedures established by the Plan Administrator.

      (b)   A Participant may not make up suspended contributions.

      (c) During a period of suspension, gains and losses on the Participant's Total Account will continue to be credited or debited on the balance of his Total Account.

      (d) If a Participant ceases to be an Eligible Employee but continues in the employ of the Company, all Employee and Company contributions made on his behalf shall be immediately suspended. No contributions shall be made for a Participant with respect to the period of such suspension. If the Participant again becomes an Eligible Employee, he may resume his Employee contributions by filing the appropriate form with the Plan Administrator. Resumption of contributions shall commence as of the next available payroll period following the date the appropriate form is properly filed with the Plan Administrator, or as soon as practical thereafter.

3.4   EFFECTIVE DATE OF ELECTIONS

      The elections referred to in this Section 3 shall become effective with respect to the first available payroll period, in accordance with the administrative procedures established by the Plan Administrator.

3.5   ROLLOVER CONTRIBUTIONS

      (a) An Employee may file a request in writing with the Plan Administrator to accept his Rollover Contribution. The Plan Administrator, in accordance with a uniform and nondiscriminatory policy, shall determine whether or not such Rollover Contribution shall be accepted. Any such request shall state the amount of the Rollover Contribution and include a statement that such contribution qualifies as a Rollover Contribution as defined in Section 1.35. The Plan Administrator may require the Employee to submit such other evidence and documentation as the Plan Administrator determines necessary to insure that the contribution qualifies as a Rollover Contribution. All Rollover Contributions must be made in cash.

      (b) The Employee shall at all times have a nonforfeitable right to one-hundred percent (100%) of his Rollover Contribution Account.

      (c) At the time the Rollover Contribution is made to the Trust Fund, such Rollover Contribution will be invested in accordance with the Employee's investment elections in effect for future contributions. If the Employee does not have any investment elections in effect, he must elect to have it invested in accordance with the terms of
            Section 5.2.

      (d) In the event the Rollover Contribution includes a Participant's after-tax contributions to another plan, this Plan shall separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

3.6   MAXIMUM AMOUNT OF SALARY DEFERRAL

      (a) Contributions made during a Participant's taxable year (which is presumed to be the calendar year) on behalf of the Participant under a Salary Deferral Agreement shall be limited to $12,000 (or such other limit as may be in effect at the beginning of such taxable year under Section 402(g)(1) of the Code), reduced by the amount of "elective deferrals" (as defined in Section 402(g)(3) of the Code) made during the taxable year of the Participant under any plans or agreements maintained by the Company or an Affiliated Company other than the Plan (and any plans or agreements maintained by any other employer if reported to the Plan Administrator at such time and in such manner as the Plan Administrator shall prescribe).

                                    SECTION 4
                              COMPANY CONTRIBUTIONS

4.1   COMPANY CONTRIBUTIONS

      (a) COMPANY MATCHING CONTRIBUTIONS -- The first six percent (6%) of Compensation contributed by a Participant as either Before-Tax or After-Tax Contribution shall be eligible for Company Matching Contributions as hereinafter outlined. The Company shall contribute each pay period an amount of fifty percent (50%) of the aggregate Before-Tax and After-Tax Contributions made to each Participant's Total Account, provided that the maximum contribution rate shall be subject to the Contribution Percentage Limit, if any, applicable to such Participants as established by the Plan Administrator from time to time for purposes of meeting the nondiscrimination test of
            Section 401(m) of the Code, and if applicable the maximum limits described in Section 4.4. Such contributions shall be known as Company Matching Contributions and shall be contributed to the Participant's Company Matching Contribution Account. No Company Matching Contributions shall be made with respect to aggregate Before-Tax Contributions and After-Tax Contributions in excess of six percent (6%) of pay, Rollover Contributions, Company Retirement Contributions, or Base Contributions.

      (b) COMPANY RETIREMENT CONTRIBUTIONS -- Eligible Employees shall be eligible to receive each pay period Company Retirement Contributions as hereinafter provided:

            (i) Salaried Eligible Employees and Rockford Hourly Eligible Employees who have more than 12 months but less than 20 Years of Service will be eligible for a contribution of one percent (1%) of Compensation.

            (ii) Salaried Eligible Employees and Rockford Hourly Eligible Employees with 20 or more Years of Service will be eligible for a contribution of two percent (2%) of Compensation.

      (c) BASE CONTRIBUTIONS -- Watertown Hourly Eligible Employees and Kilian Hourly Eligible Employees who have completed 12 months of Service will be eligible for an annual contribution of two percent (2%) of Compensation.

4.2   FORM OF COMPANY MATCHING CONTRIBUTION

      Company Matching Contributions shall be contributed to the Trust Fund in cash or Company Stock as soon as practicable, but in no event later than the time prescribed by law (including extensions thereof) for filing the Company's Federal income tax return for the taxable year of the Company which includes the last day of the Plan Year for which such contributions are made. Contributions in Company Stock may be made in treasury stock or in authorized but unissued stock. Contributions in Company Stock may be purchased for the Plan on the open market or may be issued directly to the Plan by The Timken Company in its sole and exclusive discretion.

4.3   FORFEITURES OF COMPANY CONTRIBUTIONS

      Forfeitures resulting from the application of the vesting provisions contained in Section 6 and Forfeitures resulting from the application of
      Section 9.8 shall be applied, no later than the end of the Plan Year immediately following the Plan Year in which the Forfeitures occur in the following order:

      (a)   to make restorations pursuant to Section 6.3(c);

      (b) to the extent of any remainder to make restorations pursuant to the last sentence of Section 9.8(b);

      (c) to the extent of any remainder, to reduce future Company Contributions including any other contributions approved by the Plan Administrator;

      (d) to the extent of any remainder, to provide a Company Matching Contribution to be allocated to Participants no later than the Plan Year immediately following the Plan Year in which the Forfeitures occurred.

                                    SECTION 5
                              INVESTMENT PROVISIONS

5.1   DESCRIPTION OF FUNDS

      The assets of the Plan shall be invested by the Trustee in accordance with the provisions of this Section 5 and the Trust Agreement, in one or more of the following investment options:

      (a) MONEY MARKET FUND -- A fund consisting of securities and obligations which produce a fixed rate of investment return, including, but not limited to, United States government securities, corporate bonds, notes, debentures, convertible securities, preferred stocks, or an investment fund or funds maintained by the Trustee or other banks or other financial institutions, or any contracts issued by insurance companies or other financial institutions.

      (b)   COMPANY STOCK FUND -- A fund designed solely to invest in Company
            Stock.

      (c) INVESTMENT OPTION -- Such other investment options as may be selected from time to time by the Pension Investment Committee described in Section 10.6.

      Nothing in this Section 5.1 shall prohibit the Trustee from maintaining from time to time reasonable amounts in cash or cash equivalents.

      All dividends, interest and other income of each investment option, as well as stock splits, stock dividends, and the like, shall be reinvested in that investment option.

5.2   INVESTMENT ELECTION

      At the time an Eligible Employee elects, or is deemed to have elected in accordance with Section 3.1 of the Plan, to participate in the Plan, he must choose, in accordance with administrative procedures adopted by the Plan Administrator, to have contributions, other than Company Matching Contributions, invested in the following manner:

      (a) 0%, or in increments of 1% up to a total of 100% in the Money Market Fund.

      (b) 0%, or in increments of 1 % up to a total of 100% in any of the Investment Options.

      (c) 0%, or in increments of 1 % up to a total of 100% in the Company Stock Fund.

      A Participant's investment election must total one hundred (100%) of such contributions. In the absence of a valid election by any Participant, one hundred (100%) of such contributions, and loan repayments shall be credited to the Money Market Fund. Notwithstanding the foregoing, from the Effective Date until such date as determined by the Plan Administrator, all contributions will be credited to the Money Market Fund.

5.3   CHANGE IN INVESTMENT ELECTION

      Each Participant may elect, effective on any business day of the year and upon telephonic notification to the recordkeeper appointed by the Company, to have his Participant Contributions invested in a proportion different from that previously selected. Such election shall be made in accordance with the percentage specifications provided in Section 5.2. For purposes of the Plan, a "business day" shall be any day the New York Stock Exchange is open for trading. All Company Matching Contributions shall be initially invested in the Company Stock Fund, but may be transferred to other investment funds pursuant to Section 5.6.

5.4   RESPONSIBILITY OF PARTICIPANT IN SELECTING ELECTIONS

      The selection of an investment option in accordance with Sections 5.2 and
      5.3 is the sole responsibility of each Participant. The Plan Administrator, the Trustee, the Company, or any other fiduciary to the Plan are not authorized or permitted to advise a Participant as to the selection of any option or the manner in which such contributions shall be invested. The fact that a security is available to Participants for investment under the Plan shall not be construed as a recommendation as to the purchase of that security, nor shall the designation of an investment option impose any liability on the Plan Administrator, the Trustee, the Company, or any fiduciary to the Plan.

      The Plan is intended to comply with the provisions of Section 404(c) of ERISA and the regulations thereunder. The Plan Administrator, the Trustee, the Company, and any fiduciary of the Plan shall be relieved of liability for any losses that are the result of investment directions given by a Participant, Beneficiary, or any other person authorized hereunder to direct the investment of any amount allocated to such Participant's, Beneficiary's, or other person's Total Account. The selection of investment option choices and the administration of Plan investments are intended to comply with the requirements of Section 404(c)(1) of ERISA and the regulations thereunder.

5.5   INVESTMENT OF COMPANY MATCHING CONTRIBUTIONS

      Company Matching Contributions shall be initially invested solely in the Company Stock Fund, but may be transferred to other investment funds pursuant to Section 5.6.

5.6   TRANSFER OF FUNDS

      In accordance with procedures established by the Plan Administrator, each Participant may elect, effective on any business day, to reallocate his existing account balance among the available investment options in dollar amounts or increments of one percent (1%). For purposes of the Plan, a "business day" shall be any day the New York Stock Exchange is open for trading.

5.7   STOCK RIGHTS, STOCK DIVIDENDS AND STOCK SPLITS

      The Trustee, unless otherwise directed by the Plan Administrator, shall sell any rights which it receives to purchase shares of Company Stock. The net proceeds of the sale of such rights, and any cash received by the Trustee in connection with a stock dividend representing fractional interests in shares of Company Stock, shall be applied by the Trustee to purchase shares of Company Stock. The shares so purchased and any shares received by the Trustee as a result of a stock dividend or stock split shall be allocated to the individual accounts of Participants, in proportion to their respective interests in Company Stock held by the Trust Fund.

                                    SECTION 6
                                     VESTING

6.1   VESTING OF PARTICIPANT CONTRIBUTIONS

      A Participant shall be fully Vested in his Before-Tax Contribution Account, After-Tax Contribution Account, and Rollover Contribution Account at all times.

6.2   VESTING OF COMPANY CONTRIBUTIONS

      (a) A Participant's interest in his Company Matching Contribution Account, Company Retirement Contribution Account, and Base Contribution Account shall be fully Vested in the event of his death, Disability, or the attainment of his Retirement Date provided such Participant is an Employee on such date.

      (b) Any Participant not covered under the provisions of paragraph (a) above shall become Vested in his Company Matching Contribution Account, Company Retirement Contribution Account, and Base Contribution Account as follows:

            YEARS OF SERVICE                   VESTING PERCENTAGE
            Less than 2 years                         20%
            2 years but less than 3 years             40%
            3 years but less than 4 years             60%
            4 years but less than 5 years             80%
            5 years or more                          100%

      (c)   If any Plan amendment changes the vesting schedule set forth in this
            Section 6.2, each Participant who has completed at least three years of Service as of the later of (i) the date the Plan amendment is adopted, or (ii) the date the Plan amendment becomes effective, shall have the vesting percentage of his Company Matching Contribution and Company Retirement Contribution Account and/or Base Contribution Account computed in accordance with the vesting schedule that produces the higher Vested benefit.

6.3   FORFEITURES

      (a) If a Participant is partially but not fully Vested in his Total Account on the date of his termination of employment, the portion of such Account that is not then Vested shall be subject to Forfeiture as of the Valuation Date coincident with or next following the date on which distribution of the Participant's Vested benefit occurs or commences on account of his termination of employment.

      (b) If a Participant is not Vested in any portion of his Total Account on the date of his termination of employment, such Participant shall be deemed to have been paid the

            Vested portion of such Account on the date of his termination of employment. The nonvested balance in such Account shall be subject to Forfeiture as of the Valuation Date coincident with or next following the date of the Participant's termination of employment, except that there shall be no such Forfeiture if the Participant is reemployed by the Company or an Affiliated Company on or prior to such Forfeiture date.

      (c) In the event a Participant is reemployed, any nonvested portion of his Company Matching Contribution Account, Company Retirement Contribution Account, and/or Base Contribution Account which was forfeited in accordance with the provisions of paragraph (a) or (b) above shall be restored to such Participant's account on the Valuation Date coincident with or next following his date of reemployment, provided, in the case of paragraph (a), that the Participant repays to the Plan the amount of the Participant's Vested Interest that was previously distributed to the Participant.

      (d) Forfeitures resulting from the application of this Section 6.3 shall be applied as provided in Section 4.3.

      (e) If a Participant receives a distribution from his Company Matching Contribution Account, Company Retirement Contribution Account, and/or Base Contribution Account at a time when his vesting percentage is less than 100%, the Vested balance in each account subsequent to the distribution shall be determined by the formula:

                        Vested balance = P(AB + (R x D)) - (R x D).

                  For purposes of applying the above formula:

            P     is the Vested percentage at the date of determination;

            AB    is the account balance at the date of determination;

            D     is the amount of all distributions previously made; and

            R is the ratio of the account balance at the date of determination to the account balance immediately following each preceding distribution, calculated separately for each prior distribution taking into account only investment gains and losses since the date(s) such distribution(s) were made.

                                    SECTION 7
                                  DISTRIBUTIONS

7.1   DISTRIBUTION ON RETIREMENT, DISABILITY, OR OTHER TERMINATION OF SERVICE

      (a) After retirement at his Retirement Date or date of Disability or after his termination of employment with the Company and all Affiliated Companies for any other reason, the Participant's entire undistributed Vested interest in the Trust Fund shall be available to be distributed to him in a single lump sum payment as described in Section 7.2 or, at the election of the Participant and in accordance with procedures established by the Plan Administrator, the Participant may defer distribution until his attaining age 70-1/2.

      (b) After retirement at his Retirement Date or date of Disability or after his termination of employment with the Company and all Affiliated Companies for any other reason, the Participant may elect on a form provided by the Plan Administrator to receive his Vested interest in the Trust Fund in installments over a period of not to exceed his life expectancy. The amounts and frequency of such installments are determined by the Participant on his election form.

      (c) A Participant who has terminated employment with the Company and all Affiliated Companies shall receive payment of the Vested portion of the undistributed balance in his Total Account as of one of the following "dates:"

            (i) If the value of the Participant's Vested interest in the Trust Fund at his Benefit Commencement Date exceeds $5,000 (excluding his Rollover Account), as of any Valuation Date elected by the Participant, and in accordance with procedures established by the Plan Administrator, following the Participant's termination of employment with the Company and all Affiliated Companies, provided such Valuation Date does not occur later than the end of the deferral period described in Section 7.1(a).

            (ii) If the value of the Participant's Vested interest in the Trust Fund at his Benefit Commencement Date does not exceed $5,000 (excluding his Rollover Account), as soon as practicable following the date of his termination of employment with the Company and all Affiliated Companies.

      Distributions shall be made as soon as practicable after the applicable Valuation Date, provided the Participant has elected to receive a distribution in accordance with procedures established by the Plan Administrator. If the Participant fails to make proper application for benefits, distribution shall be made no later than 60 days after the close of the Plan Year in which occurs the latest of the Participant's (A) Normal Retirement Age, (B) tenth anniversary of Plan participation, or (C) separation from Service with the Company and all Affiliated Companies.

      (d) Notwithstanding the foregoing, payments from the Plan shall begin no later than April l following the calendar year in which the Participant attains age 70-1/2 for payments to any Participant who was a five percent (5%) owner (as defined in Section 416 of the Code) at any time during the Plan Year ending with or within the calendar year in which such Participant attained age 66-1/2 or during any subsequent Plan Year. With respect to any Participant other than a five percent (5%) owner, payments shall commence no later than the April 1 following the calendar year in which the Participant attains age 70-1/2 or terminates employment, whichever is later. Any distribution pursuant to this Section 7.l shall be made in accordance with Section 401(a)(9) of the Code, including the minimum distribution incidental benefit requirements as set forth in the regulations under Section 401(a)(9) of the Code.

7.2   LUMP SUM DISTRIBUTIONS

      Lump sum distributions under Sections 7.1 or 7.3 may, at the election of the Participant (or, in the event of his death, at the election of his designated Beneficiary), be made either in the form of cash equal to the value of the Participant's interest in his Total Account, or in the form of Company Stock equal to all of the Participant's whole shares in the Company Stock Fund combined with a cash lump sum equal to the Participant's fractional shares in the Company Stock Fund plus the remaining value of the Participant's interest in the remaining funds. The conversion of shares of Company Stock to cash shall be made pursuant to
      Section 5.6 and shall be based on the closing price per share on the last day on which the stock was traded coincident with or next preceding the applicable Valuation Date.

7.3   DISTRIBUTIONS ON DEATH

      (a) Upon the death of any Participant whether serving as an active Employee or having terminated his employment for any reason whatsoever and prior to commencement of, or complete distribution of, his Total Account, his entire remaining Vested interest in the Trust Fund shall be payable to his surviving Spouse as designated Beneficiary, except as provided below. If the Participant does not have a Spouse as of his date of death, the Participant's interest shall be paid to his designated Beneficiary. If a Participant's designated Beneficiary shall have predeceased him, or if the Participant's designation shall have lapsed or failed for any reason, payment will be made to the Participant's estate.

            The Participant's Vested interest may be paid to a designated Beneficiary other than his Spouse while the Participant's Spouse is living only with the written consent of the Spouse. A spousal consent under this Section 7.3 must:

                  (i)   be in writing on a form provided by the Plan
                        Administrator;

                  (ii)  specify the Beneficiary;

                  (iii) acknowledge the effect of such consent; and

                  (iv)  be witnessed by a notary public.

            Any such consent will be valid only with respect to the Spouse who signs the consent. A spousal consent is not required, however, if it is established to the satisfaction of the Plan Administrator that the consent cannot be obtained because (A) there is no Spouse; (B) the Spouse cannot be located; or (C) such other circumstances as the Secretary of the Treasury may prescribe by regulations.

            A Participant's designation of a Beneficiary or Beneficiaries shall not be effective for any purpose unless and until it has been filed by the Participant with the Plan Administrator, provided, however, that any designation received by the Plan Administrator after the Participant's death shall take effect upon such receipt, but prospectively only and without prejudice to any payer or payee on account of any payments made before receipt of such designation by the Plan Administrator.

      (b) Distribution of the Participant's Vested interest in the Trust Fund (reduced by the amount of any loan outstanding to the Participant) shall be made within 90 days after the date the Participant's death is reported to the Plan Administrator or within a reasonable period of time thereafter to the Participant's designated Beneficiary (or the administrator or executor of the Participant's estate, as the case may be), in a single lump sum payment as described in Section 7.2.

      (c) Distribution to a designated Beneficiary shall begin no later than the earlier of (i) December 31 of the calendar year containing the fifth anniversary of the Participant's date of death, or (ii) December 31 of the calendar year in which the deceased Participant would have attained age 70-1/2.

7.4   INVESTMENT OF DEFERRED DISTRIBUTIONS

      If a Participant defers receipt of a distribution of his Total Account in accordance with Section 7.1(c)(i), his Total Account shall continue to be invested in accordance with the provisions of Section 5 until his Total Account is distributed to him.

7.5   PROOF OF DEATH

      The Plan Administrator shall as a condition precedent to making payment to any Beneficiary, require that a death certificate, burial certificate, or other evidence of death acceptable to it be furnished.

7.6   DISTRIBUTION TO ALTERNATE PAYEE

      The Plan Administrator may authorize the Trustee to make a lump sum distribution to an Alternate Payee pursuant to a Qualified Domestic Relations Order as soon as administratively practicable after the Valuation Date next following the earlier of:

      (a)   the date the Participant terminates employment;

      (b) the date the Participant is entitled to a distribution under the Plan; or

      (c) the date the Alternate Payee elects to receive a distribution from the Plan; or

      (d) the date the Plan Administrator determines that the order is a Qualified Domestic Relations Order, subject to any deferred distribution date specified in the Qualified Domestic Relations Order, provided the Alternate Payee has filed a request for distribution with the Plan Administrator.

      If the Alternate Payee's nonforfeitable interest in the Plan does not exceed $5,000, distribution to the Alternate Payee shall be made at the earliest possible date described above.

7.7   NOTICE TO PAYEE

      At the time a Participant or Beneficiary makes application for benefits, the Plan Administrator shall furnish the individual with a written notice of distribution.

7.8   RESTRICTIONS ON DISTRIBUTIONS

      (a) Notwithstanding any other provision of the Plan, a Participant's Before-Tax Contribution Account shall not be distributable prior to his termination of employment with the Company and all Affiliated Companies, Disability, or death, except:

            (i)   in cases of hardship, as provided in Section 8.2;

            (ii) upon termination of the Plan without establishment or maintenance of another defined contribution plan (other than an employee stock ownership plan as defined in Section 4975(e)(7) of the Code). No distribution shall be authorized by this paragraph (ii) unless the distribution qualifies as a "lump sum distribution" within the meaning of Section 401(k)(10)(B)(ii) of the Code.

      (b) All distributions made from this Plan shall comply with the requirements of Section 401(a)(9) of the Code notwithstanding any other provision in the Plan to the contrary.

7.9   ELIGIBLE ROLLOVER DISTRIBUTION

      (a) Notwithstanding any provisions of the Plan to the contrary that would otherwise limit a Distributee's election under this Section 7.9, a Distributee may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of a distribution transferred to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover.

      (b)   Definitions

            (i) ELIGIBLE ROLLOVER DISTRIBUTION -- An Eligible Rollover Distribution is any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee's designated Beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 40l(a)(9) of the Code; any distribution that is made upon the hardship of the employee; and the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities). Notwithstanding the foregoing, a portion of a distribution shall not fail to be an Eligible Rollover Distribution merely because the portion consists of after-tax employee contributions which are not includable in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in Section 408(a) or (b) of the Code, or to a qualified defined contribution plan described in Section 401(a) or 403(a) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includable in gross income and the portion of such distribution which is not so includable.

            (ii) ELIGIBLE RETIREMENT PLAN -- An Eligible Retirement Plan is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in
                  Section 408(b) of the Code, an annuity plan described in
                  Section 403(b) of the Code, a qualified trust described in
                  Section 401(a) of the Code, an annuity contract described in
                  Section 403(b) of the Code, or an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state that accepts the Distributee's Eligible Rollover Distribution and agrees to separately account for amounts rolled into such plan from the Plan.

            (iii) DISTRIBUTEE -- A Distributee includes an Employee or former
                  Employee. In addition, the Employee's or former Employee's surviving Spouse and the Employee's or former Employee's Spouse or former Spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 4l4(p) of the Code, are Distributees with regard to the interest of the Spouse or former Spouse.

            (iv) DIRECT ROLLOVER -- A Direct Rollover is the payment by the Plan to the Eligible Retirement Plan specified by the Distributee.

7.10  REQUIRED MINIMUM DISTRIBUTIONS

      (a)   General Rules.

            (i) The requirements of this Section 7.10 shall apply to any distribution of a Participant's Account and shall take precedence over any inconsistent provisions of this Plan, provided that the requirements of this Section 7.10 shall not enlarge the distribution options currently available to Participants and Beneficiaries under the other provisions of the Plan.

            (ii) All distributions required under this Section shall be determined and made in accordance with the regulations under Code Section 401(a)(9), including the minimum distribution incidental benefit requirement of Section 1.401(a)(9)-2 of the regulations.

      (b)   Distributions Commencing During a Participant's Lifetime.

            The entire Interest of a Participant must be distributed to such Participant no Later yhan the Participant's required beginning date, or must be distributed, beginning not later than the required beginning date, over the life of the participant or joint lives of the Participant and designated Beneficiary or over a period not extending beyond the life expectancy of the Participant or the joint life and last survivor expectancy of the Participant and the designated Beneficiary.

            (i) Required Beginning Date means, for a Participant who is a 5-percent owner (as defined in Code Section 416), April 1 of the calendar year following the calendar year in which he attains age 70-1/2.

            (ii) Required Beginning Date means, for any Participant who is not a 5 percent owner (as defined in Section 416 of the Code), April 1 of the calendar year following the earlier of the calendar year in which he attains age 70-1/2 or the calendar year in which he retires.

            (iii) The applicable distribution period for required minimum distributions for distribution calendar years up to and including the distribution calendar year that includes the Participant's death is determined using the Internal Revenue Services' Uniform Lifetime Table for the Participant's age as of the Participant's birthday in the relevant distribution calendar year.

      (c)   Distributions Before Required Beginning Date.

            Lifetime distributions made before the Participant's Required Beginning Date for calendar years before the Participant's first distribution calendar year, need not be made in accordance with this
            Section 7.10. However, if distributions commence before the Participant's Required Beginning Date under a particular distribution option, the distribution option fails to satisfy the provisions of Section 401(a)(9) of the Code at the time distributions commence, if under the terms of the particular distribution option, distributions to be made for the Participant's first distribution calendar year or any subsequent distribution calendar year fail to satisfy Section 401(a)(9).

      (d)   Death After Distributions Have Begun.

            If distribution of the Participant's interest has begun and the Participant dies before his entire interest has been distributed to him, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Participant's death. The applicable distribution period for distribution calendar years after the distribution calendar year containing the Participant's death is either the longer of the remaining life expectancy of the Participant's designated Beneficiary or the remaining life expectancy of the Participant. If the Beneficiary is not an individual or does not otherwise meet the requirements of Section 401(a)(9) of the Code, the remaining life expectancy of the Participant must be utilized.

      (e)   Death Before Required Beginning Date.

            If the Participant dies before his Required Beginning Date and distribution of his interest, distribution of the Participant's entire interest shall be completed by December 31 of the calendar year containing the fifth anniversary of the Participant's death.

      (f)   Minimum Distribution Amount.

            If a Participant's benefit is to be distributed over:

            (i) A period not extending beyond the life expectancy of the Participant or the joint life and last survivor expectancy of the Participant and the Participant's designated Beneficiary, or

            (ii) A period not extending beyond the life expectancy of the designated Beneficiary, the amount required to be distributed for each calendar year beginning with the distributions for the first distribution calendar year, must be at least equal to the quotient obtained by dividing the Participant's benefit by the applicable distribution period. For distribution calendar years up to and including the distribution calendar year that includes the Participant's death, the required minimum distribution amount is determined under the Uniform Lifetime Tables promulgated by the Internal Revenue Service for the Participant's age as of his birthday in the relevant calendar year. If a Participant dies on or after the Required Beginning Date, the distribution period available for calculating the amount that must be distributed during the distribution calendar year that includes the Participant's death is determined as if the Participant had lived throughout the year. If the sole designated Beneficiary of a Participant is the Participant's surviving spouse, for required minimum distributions during the Participant's lifetime, the applicable distribution period is the longer of the distribution period determined in accordance with the preceding three sentences or the joint life expectancy of the Participant and spouse using the Participant's and spouse's attained ages as of the Participant's and spouse's birthdays in the distribution calendar year. The spouse is the sole designated Beneficiary for purposes of determining the applicable distribution period only if the spouse is the sole beneficiary of the Participant's entire interest at all times during the distribution calendar year.

            (g) Life expectancies for purposes of determining required minimum distributions must be computed using the Single Life Table and the Joint Last Survivor Table promulgated by the Internal Revenue Service.

            (h) If Distributions are Made in Accordance With This Section 7.10, the minimum distribution incidental benefit requirement is satisfied.

            (i) Timing of Distributions. The minimum required distribution required for the Participant's first distribution calendar year must be made on or before the Participant's Required Beginning Date. The minimum distribution for other calendar years, including the minimum distribution for the distribution calendar year in which the Participant's Required Beginning Date occurs, must be made on or before December 31 of that calendar year.

                                    SECTION 8
                     WITHDRAWALS AND LOANS DURING EMPLOYMENT

8.1   DISCRETIONARY WITHDRAWALS

      A Participant may elect to withdraw from the Trust Fund an amount not to exceed the sum of the balance in his After-Tax Contribution Account and his Rollover Account at his discretion.

      The withdrawal shall be made as soon as practicable following the date on which the request for the withdrawal is made. The amount available for withdrawal is based on the balance in each account as of the date the withdrawal request is processed by the recordkeeper appointed by the Company.

      Amounts withdrawn under this Section 8.1 shall be debited to each Fund in proportion to how the balance in each account from which the withdrawal to be made is invested in each such Fund.

      If a Participant withdraws an amount from his After-Tax Contributions Account before he has completed five years of Plan participation, the Participant will be suspended from receiving Company Matching Contributions for a period of six months following such withdrawal. Except as described in the preceding sentence, withdrawals may be made under this
      Section 8.1 without a suspension.

8.2   HARDSHIP WITHDRAWALS

      (a) A Participant may request a hardship withdrawal, subject to the approval of the Plan Administrator, in an amount which does not exceed the amount required to meet the immediate and heavy financial need created by the hardship and provided the Participant has obtained all distributions (other than hardship distributions) and all nontaxable loans available under all qualified plans maintained by the Company or an Affiliated Company.

            The Plan Administrator shall promptly review the hardship withdrawal request and notify the Participant that the request has been approved or disapproved. The Plan Administrator shall approve requests for hardship withdrawals using the objective criteria set forth in paragraph (b) below as well as documentary evidence submitted by the Participant to substantiate the reason for and the amount of the need. The only discretion to be exercised by the Plan Administrator is that which is reasonably necessary to determine whether the objective conditions have been met.

            Participant Contributions made under Section 3.1 shall be suspended for a period of six consecutive months commencing on the next available pay period.

      (b) For purposes of this Section 8.2, a withdrawal shall be deemed to be made on account of an immediate and heavy financial need of the Participant if the withdrawal is on account of:

            (i) medical expenses described in Section 213(d) of the Code incurred by the Participant, the Participant's Spouse, or any dependent of the Participant (as defined in Section 152 of the Code);

            (ii) purchase (excluding mortgage payments) of a principal residence for the Participant;

            (iii) payment for tuition, related educational fees, and room and board expenses for the next semester or quarter of post-secondary education for the Participant, his Spouse, children or dependents; or

            (iv) the need to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of the Participant's principal residence.

      (c) Any withdrawal under this Section 8.2 shall be withdrawn first from the balance in the Participant's After-Tax Contributions Account, then the Participant's Before-Tax Contributions Account (exclusive of earnings), then from the Participant's Rollover Contributions Account (exclusive of earnings) and finally, from the Participant's Vested Company Matching Contributions Account.

      (d) Amounts withdrawn under paragraph (c) above shall be debited from each Fund in proportion to the balance of each account from which the withdrawal to be made is invested in such Fund.

      (e) Requests for hardship withdrawals may be made at any time, but not more frequently than once a year for reasons other than payment of post-secondary education expenses. Requests for hardship withdrawals for payment of post-secondary education expenses may be made as often as every calendar quarter, and may be made in addition to a request for a hardship withdrawal for a non-tuition payment reason. All hardship withdrawal requests shall be made by a Participant on written forms supplied by the Trustee for that purpose.

8.3   RESTORATION OF WITHDRAWALS

      A Participant shall not be permitted to restore to the Plan any amounts withdrawn under the provision if Section 8.1 or 8.2

8.4   TIMING OF WITHDRAWALS

      All withdrawals shall be made as soon as practicable after the Valuation Date designated by the Participant in his election. The Plan Administrator in its discretion may authorize an advance payment in an amount equal to all or a portion of the amount of the requested withdrawal, with the balance, if any, to be made as soon as practicable after such Valuation Date. To the extent that any withdrawals are made from the Company Stock Fund, such withdrawals shall be made in cash.

8.5   LOANS

      A Participant or beneficiary who is a party in interest (as defined in Section 3(14) of ERISA) may obtain a loan from the Trust upon proper application pursuant to procedures established by the Plan Administrator. The nature and amount of the loan must conform to the following rules and limits:

      (a) The Participant may borrow only the assets in his Participant Contributions and Rollover Contributions Accounts. However, the loan amount available will be calculated to also include the Participant's Company Matching Contributions Account.

      (b)   The minimum loan amount is $1,000;

      (c) The maximum loan amount is 50 percent (50%) of the Participant's Before-Tax Contributions Account, After-Tax Contributions Account, Company Matching Contributions Account and Rollover Contributions Account, provided, that no loan may be greater than $50,000, reduced by the excess (if any) of (i) the highest outstanding loan balance from the Plan during the one year period ending on the day before the date on which such loan is made over (ii) the outstanding loan balance from the Plan on the date on which such loan is made. The Trustee will accept only the Participant's accrued benefit as collateral for loans.

      (d) The term of the loan cannot exceed five (5) years. The term of a loan may be extended beyond five (5) years for Participants on military leave from the Company with the term of the extension not to exceed the length of such military leave.

      (e) A Participant may have no more than two loans from this Plan in effect at any one time.

      (f) The Company will establish the rate of interest to be charged on all loan balances. This rate of interest will be one percent (1%) in excess of the prime rate as published in the Wall Street Journal on the first business day of the month in which the loan is granted. A Participant on a military leave from the Company may be entitled to the interest rate reduction provided in the Soldiers' and Sailors' Civil Relief Act of 1940.

      (g) The loan shall be repaid by the Participant, if the Participant is an active Employee, through payroll deduction as established by the loan agreement. If the borrower is not an active Employee, the borrower and the Company shall agree to a repayment schedule which shall be incorporated in the loan agreement.

      (h) The loan may be repaid in full at a date earlier than provided in the loan agreement with no penalty.

      (i) Any loan fees charged will be paid by the Participant from loan proceeds.

      (j) Interest paid by the Participant will be credited directly to the Participant's account.

      (k) The loan amount will be taken on a pro-rata basis from the Participant Contributions and Rollover Contributions at the time of the loan. Repayments will be redeposited into the Participant's current investment options and contributions using the current ratio.

      (l) If a Participant or Beneficiary does not repay a loan which he or she may have from the Plan, the Trustee will declare such loan to be in default when the loan is in arrears of repayment for more than 90 days. The Trustee may take steps to preserve Plan assets, if necessary, in the event of such default. Once default has been established, the amount of the loan in default (unpaid principal and the interest accrued thereon) shall be treated as a distribution from the Plan in the Plan Year in which the default occurs. The amount of the default will not constitute part of subsequent distributions from the Trust.

      (m)   Loan repayments will be suspended under this Plan as permitted under
            Section 414(u) of the Code.

8.6   TIMING OF LOANS

      Loans may be applied for on any business day.

8.7   COMPLIANCE WITH LAW

      The rules and limits for this loan provision may be changed from time to time to comply with the Internal Revenue Code and with regulations issued thereunder.

                                    SECTION 9
                           ADMINISTRATION OF THE PLAN

9.1   THE PLAN ADMINISTRATOR

      The Timken Company is the named Fiduciary of the Plan and the Plan Administrator, unless it appoints a Plan Administrator.

9.2   POWERS OF THE PLAN ADMINISTRATOR

      The Plan Administrator shall have the sole responsibility for the administration of the Plan with all powers necessary to enable it properly to carry out its duties in that respect, and its decisions upon all matters within the scope of its authority shall be final. Subject to this
      Section 9 and ERISA, the Plan Administrator shall have and shall exercise complete discretionary authority to construe, interpret, and apply all of the terms of the Plan, including all matters relating to eligibility for benefits, amount, time or form of benefits, and any disputed or doubtful terms. In exercising such discretion, the Plan Administrator shall give controlling weight to the intent of the sponsor of the Plan. Specifically, but not in limitation of the broad power herein conferred, the Plan Administrator shall have the power, pursuant to the Plan, to:

      (a)   Determine the following:

            (i) Whether a person working for the Company is an Eligible Employee within the definition of that term as used in the Plan;

            (ii)  The Service of any such Employee;

            (iii) All other questions involving construction of the Plan or any of the terms or provisions thereof.

      (b) Examine the administration by the Trustee of the Trust Fund, to take action where necessary regarding any acts or omissions of the Trustee in the administration of the Trust Fund and to make any claim against the Trustee for negligence or otherwise with reference to such acts or omissions. The responsibility of the Plan Administrator in this area is limited to administrative actions and procedures of the Plan Administrator and does not include investment policies, practices or management.

      (c) Engage an independent qualified public accountant to conduct an examination of any financial statement of the Plan so as to enable him to conduct an opinion as to any other financial statements necessary for the operation of the Plan.

       (d) Appoint such agents and subcommittees as it may deem necessary for the effective exercise of its powers and duties and to delegate to such agents and subcommittees any powers and duties, both ministerial and discretionary, as the said Plan Administrator shall deem expedient and appropriate.

      (e) Authorize the Trustee to incur expenses not provided for in the Trust Agreement and to reimburse the Trustee for any expenses so incurred.

      (f) Adopt such rules of procedure as it shall deem necessary in the administration of the Plan, including, but not limited to, procedures for presenting claims for benefits under the Plan and for review of claims which are denied in whole or in part, and procedures for complying with the requirements of Section 414(p) of the Code with respect to Qualified Domestic Relations Orders.

      The decision of the Plan Administrator made in good faith upon any matter within the scope of its authority shall be final, but the Plan Administrator at all times in carrying out its decisions shall act in a uniform and nondiscriminatory manner and may from time to time set down uniform rules of interpretation and administration, which rules may be modified from time to time.

9.3   PROCEDURE FOR CLAIMING BENEFITS UNDER THE PLAN

      The Plan Administrator shall have responsibility for the administration of this Plan, including power to construe this Plan, to determine all questions that shall arise hereunder, including particularly questions on eligibility and participation of Employees and allocations of Company Contributions to Participants' accounts and all matters necessary for it properly to discharge its duties, powers and obligations and to apply its established policies concerning the employment status of Participants.

      (a) The Plan Administrator will make all determinations as to the right of any person to benefits under the Plan in accordance with the governing Plan documents and will ensure that Plan provisions are applied consistently with respect to similarly situated claimants. Any denial by the Plan Administrator of a claim for benefits under the Plan by a claimant, who may be a Participant or a Beneficiary, will be stated in writing by the Plan Administrator and delivered or mailed to the claimant within a reasonable period of time, but not later than 90 days after receipt of the claim by the Plan, unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim. Written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the day by which the

            Plan expects to render the benefit determination, which cannot exceed a period of 90 days from the end of the initial determination period.

      (b) The Plan Administrator shall provide a claimant with written or electronic notification of any adverse benefit determination. The notification shall set forth in a manner calculated to be understood by the claimant:

            (i) The specific reason or reasons for the adverse benefit determination;

            (ii) Reference to the specific plan provisions on which the determination is based;

            (iii) A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

            (iv) A description of the Plan's review procedures and the time limits applicable to such procedures, including a statement of the claimant's right to bring a civil action under Section 502(a) of the Act following an adverse benefit determination on review.

      (c) In addition, the Plan Administrator will provide an opportunity to any claimant whose claim for benefits has been denied an opportunity for a full and fair review of the denial. As part of the review, the Plan Administrator will:

            (i) Provide a claimant at least 60 days following receipt of notification of an adverse benefit determination within which to appeal the determination;

            (ii) Provide a claimant the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits;

            (iii) Provide that a claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant's claim for benefits;

            (iv) Provide for a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

      (d) The Plan Administrator shall provide a claimant with written or electronic notification of the Plan's benefits determination on review within 60 days after the Plan Administrator receives the request for review. In the case of an adverse benefit determination, the notification shall set forth, in a manner calculated to be understood by the claimant:

            (i) The specific reason or reasons for the adverse benefit determination;

            (ii) Reference to the specific plan provisions on which the determination is based;

            (iii) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant's claim for benefits;

            (iv) A statement describing any voluntary appeal procedures offered by the Plan and the claimant's right to obtain the information about such procedures and a statement of the claimant's right to bring an action under Section 502(a) of ERISA.

9.4   THE PLAN IS A VOLUNTARY ACT BY THE COMPANY

      Establishment and maintenance of the Plan constitute voluntary acts of the Company and are not to be deemed or construed to be a part of any contract of employment, or as giving any person any enforceable right against the Company. The Trust Fund shall be the sole source of all distributions or other benefits provided for in the Plan and the Company shall not be liable or responsible therefor. Neither the action of The Timken Company in establishing the Plan nor any action hereafter taken by the Board or by any committees in connection with the Plan shall be construed as giving to any Employee a right to be retained in the service of the Company or any right or claim to any benefits under the Plan except as expressly provided in the Plan.

9.5   INDEMNIFICATION

      The Company may indemnify all persons, including Employees, who are or may be determined to be fiduciaries as that term is defined in ERISA, including independent professional advisors and service organizations which it is contractually obligated to indemnify to the extent permitted by law against any and all claims, loss, damages, expenses and liability from any action or failure to act except when such action or failure to act is due to the gross negligence, willful misconduct of willful breach of fiduciary duty of such person.

9.6   FIDUCIARY INSURANCE

      The Company may secure to the extent practicable and maintain in full force and effect insurance on behalf of all persons, including Employees, who are or may be determined to be fiduciaries, as that term is defined in ERISA, including independent professional advisors and service organizations which it is contractually obligated to indemnify, to cover liability or losses occurring by reason of the act or omission of each such person, unless such act or omission is due to the gross negligence, willful misconduct or willful breach of fiduciary duty of such person, and may secure and maintain in full force and effect insurance on behalf of other independent professional advisors and service organizations which are or may be determined to be fiduciaries, as that term is defined in ERISA.

9.7   FILINGS WITH THE PLAN ADMINISTRATOR

      For all purposes of the Plan, any designation or change of Beneficiary, distribution election, or other form or document required under the Plan shall become effective only upon receipt by the Plan Administrator or its delegate of such written designation, change, or election, or other form or document.

9.8   PAYEE UNKNOWN

      (a) If the Plan Administrator is unable after any benefit becomes due hereunder to authorize payment because the whereabouts of a Participant or Beneficiary cannot be ascertained, the Plan Administrator shall send written notice of such benefit to the Participant or Beneficiary at his last known mailing address as shown by the records of the Company. The Total Account payable to the Participant or Beneficiary shall continue to be maintained until the earlier of:

            (i) the date the Participant or Beneficiary entitled to the benefit makes application therefor, or

            (ii) the fifth anniversary of the Participant's or Beneficiary's Benefit Commencement Date.

      (b) If the Plan Administrator, after making a reasonably diligent effort, cannot locate the Participant or Beneficiary for a period of five years, the amount payable to such Participant or Beneficiary shall be forfeited on the Valuation Date next following the fifth anniversary of the Participant's or Beneficiary's Benefit Commencement Date. Forfeitures arising under this Section 9.8 shall be applied as provided in Section 4.3.

            Should the Participant or Beneficiary subsequently make application for benefits, the amount so forfeited shall be paid to the Participant or Beneficiary, and the Company shall reimburse the Trust Fund for the payment by making a special contribution for such purpose or by using Forfeitures.

9.9   RELIANCE ON STATEMENTS OF PARTICIPANTS AND BENEFICIARIES

      The Company, any Affiliated Company, the Plan Administrator, and the Trustee may rely upon any certificate, statement, or other representation made to them by any Employee, Participant, Spouse, or other Beneficiary with respect to age, length of service, leave of absence, date of cessation of employment, marital status, or other fact required to be determined under any of the provisions of this Plan, and shall not be liable on account of any payment or the performance of any act in reliance upon any such certificate, statement, or other representation.

      Any such certificate, statement or other representation made by an Employee or Participant shall be conclusively binding upon such Employee or Participant and his Spouse or other Beneficiary, and such Employee, Participant, Spouse, or Beneficiary shall thereafter and forever be estopped from disputing the truth and correctness of such certificate, statement, or other representation.

9.10  DISTRIBUTION TO MINORS AND INCAPACITATED PAYEES

      In the event a distribution is to be made to a minor or an adult unable to attend to his affairs for any reason (including, but not limited to, illness, infirmity, or mental incapacity), the Plan Administrator may in its discretion direct that such distribution be made (a) directly to him, or (b) to the parent or other legal guardian, committee, or conservator of such person, or to a custodian for a minor Beneficiary under the Uniform Gifts to Minors Act. Payment to any such person shall fully discharge the Plan Administrator, Trustee, Company, and Plan from further liability on account thereof.

                                   SECTION 10
                           ADMINISTRATION OF THE TRUST

10.1  TRUST AGREEMENT

      The Company has entered into a Trust Agreement, herein before and hereinafter referred to as the "Trust Agreement".

10.2  PROVISIONS OF THE TRUST AGREEMENT

      Pursuant to the terms and provisions of the Trust Agreement, such Trustees as the Company may appoint, will receive and invest all contributions made under the Plan by the Company and by the Participants to the Trust Fund held by the Trustees and all income derived therefrom. The Company may remove the Trustee and may appoint successor or additional trustees and may divide their duties and responsibilities as it sees fit.

10.3  EXCLUSIVE BENEFIT OF PARTICIPANTS

      All assets of the Trust Fund whether representing contributions made by the Company or by the Participants, shall be held by the Trustees as a trust fund for the benefit of Participants and Beneficiaries under the Plan. In no event shall it be possible at any time prior to the satisfaction of all liabilities, fixed or contingent, under the Plan for any part of the assets of the Trust Fund whether principal or income, to be used for or diverted to purposes other than for the exclusive benefit of such Participants and their Beneficiaries.

10.4  DIRECTIONS OF THE PLAN ADMINISTRATOR

      The Trust Agreement also specifically provides, among other things, for the investment or reinvestment of the Trust Fund and the income derived therefrom, and for the management of such Trust Fund, the responsibilities and immunities of the Trustees, the removal of the Trustee, and the appointment of successors accountings by the Trustees and the disbursement of the Trust Fund in accordance with the direction of the Plan Administrator.

10.5  COORDINATION OF PLAN AND TRUST AGREEMENT

      The rights of all persons under the Plan are subject to all the terms and provisions of said Trust Agreement.

10.6  PENSION INVESTMENT COMMITTEE

      The Pension Investment Committee of The Timken Company shall exercise all powers under the Plan which relate to the investment policy, practice and management of the assets of the Plan, including the selection of the investment funds hereunder. In furtherance of its duties it may engage investment managers, who may be authorized to direct the Trustee in the making of investments, and may discharge any investment manager so engaged and engage other investment managers at any time in its sole judgment. The Pension Investment Committee is the named fiduciary for investment policy of the Trust Fund.

10.7  RETURN OF CONTRIBUTIONS

      Nothing herein shall prohibit a return to the Company, within one year after payment, of excess sums contributed to the Trust Fund as a result of a mistake of fact. In the event that the Commissioner of Internal Revenue (or his delegate) determines that the Plan is not initially qualified under the Code, any Company Contributions made to the Plan shall be returned to the Company within one year after the date the initial qualification is denied, provided application for qualification is made by the time prescribed by law for filing the Company's return for the taxable year in which the Plan is adopted, or such later date as the Secretary of the Treasury may prescribe.

      Each Company Contribution is conditioned on the deductibility of the contribution under Section 404 of the Code, and to the extent such contribution is disallowed, the contribution shall be returned to the Company within one year after the date of disallowance.

                                   SECTION 11
                      AMENDMENT, TERMINATION, OR MERGER OF THE PLAN

11.1  RIGHT TO AMEND

      The Company expressly reserves the right to amend or discontinue the Plan by action of the Board at any time.

      The Board or the Plan Administrator shall have the authority to waive requirements as to eligibility in the case of those Participants whose standing has changed so as to otherwise render them ineligible to participate. No amendment may be made which will deprive any Employee of any interest hereunder that has accrued to him.

11.2  RIGHT TO TERMINATE

      The Plan may be terminated at any time by resolution of the Board provided that no such action shall permit any part of the assets of the Trust Fund, whether principal or income, to revert to the Company or to be used for or diverted to purposes other than for the exclusive benefit of Participants and their Beneficiaries until all liabilities, fixed or contingent, under the Plan with respect to such Participants and Beneficiaries shall have been satisfied in full.

11.3  TERMINATION OF TRUST

      If the Plan is terminated, all of the Participants' Total Accounts shall be nonforfeitable as of the date of termination. The Trust Fund shall be revalued as of the date the remaining assets are to be distributed, and the then current value of all Total Accounts shall be distributed in the manner described in Section 7.

      Until all Total Accounts are fully distributed, any remaining Total Accounts held in the Trust Fund shall continue to be adjusted in accordance with the provisions of Section 5.

11.4  DISCONTINUANCE OF CONTRIBUTIONS

      The Company may at any time, by written resolution of the Board, completely discontinue its participation in and contributions under the Plan. If the Company completely discontinues its contributions under the Plan, either by resolution of the Board or for any other reason, and such discontinuance is deemed a partial termination of the Plan within the meaning of Section 411(d)(3) of the Code, the amounts credited to the Total Accounts of all affected Participants (other than Participants who, in connection with the discontinuance of Company contributions, transfer employment to a Company which continues to contribute under the Plan) shall be nonforfeitable.

11.5  MERGER OF PLANS

      Subject to the provisions of this Section, the Plan may be amended to provide for the merger of the Plan with, or a transfer of all or part of its assets to, any other qualified plan within the meaning of Section 401(a) of the Code. In the case of any merger or consolidation with, or transfer of assets or liabilities to, any other plan, each Participant in this Plan shall be entitled to a benefit immediately after such merger, consolidation, or transfer equal to or greater than the benefit the Participant would have received if the Plan had been terminated immediately prior to the merger, consolidation, or transfer

                                   SECTION 12
                            MISCELLANEOUS PROVISIONS

12.1  GENDER

      Whenever the word "he" or "his" or "him" is used in the Plan, such word is intended to embrace within its purview the word "she" or "her", as may be appropriate.

12.2  INVESTMENTS AND EXPENSES

      All Trustee's fees, investment management fees, investment related fees and administrative costs shall be borne by the Plan except to the extent such fees and costs are otherwise paid by the Company. Such fees and costs that are paid by the Plan shall be charged against Participants' Total Accounts on a pro-rata basis.

12.3  VOTING RIGHTS

      Before each annual or special meeting of its shareholders, the Company shall cause to be furnished to each Participant having shares of Company Stock credited to his Total Account, a copy of the proxy material, together with a form requesting instructions of the Trustee on how such shares credited to the Participant's Total Account should be voted. Upon receipt of such instructions, the Trustee shall vote such shares as instructed. Any shares held by the Trustee as to which it receives no voting instructions shall be voted proportionally, as it votes the shares for which it has received instructions.

12.4  NONALIENABILITY OF BENEFITS

      Participants and Beneficiaries are entitled to all the benefits specifically set out under the terms of the Plan, but neither those benefits nor any of the property rights in the Plan are assignable or distributable to any creditor or other claimant of a Participant or Beneficiary. A Participant will not have the right to anticipate, assign, pledge, accelerate or in any way dispose of or encumber any of the monies or benefits or other property that may be payable or become payable to such Participant or his Beneficiary provided, however, the Plan Administrator shall recognize and comply with a valid Qualified Domestic Relations Order as defined in Section 414(p) of the Code. The first sentence of this Section 12.4 shall not apply with respect to any offset to a Participant's benefits expressly provided for in a judgment, order, decree or settlement agreement described in Section 401(a)(13)(C) of the Code.

12.5  TOP-HEAVY PROVISIONS

      (a) Definitions. For the purpose of this Section 12.5, the following definitions shall apply:

            (i) "Key Employee" means an Employee of former Employee who at any time during the Plan Year containing the Determination Date was:

                  (a) An officer of the Company having an annual compensation greater than $130,000 (as adjusted under Section 416(i)(1) of the Code);

                  (b)   A five percent (5%) owner of the Company; or

                  (c) A one percent (1%) owner of the Company who has an annual compensation above $150,000.

                  For purposes of determining the number of officers taken into account under clause (a) above, Employees described in Section 414(q)(8) of the Code will be excluded. The definition of Key Employee shall be interpreted in accordance with Section 416(i) of the Code and the rules and regulations promulgated thereunder. Any Employee who does not meet the requirement of this definition shall be considered a non-Key Employee.

            (ii) "Determination Date" means the last day of the preceding Plan Year.

      (b) This Plan shall be top-heavy for any Plan Year if, as of the Determination Date, the aggregate of the Total Accounts of Key Employees under the Plan exceeds 60 percent of the aggregate of the Total Accounts of all Employees under the Plan. For purposes of this determination, the following rules shall apply:

            (i) Employees shall include former Employees, Beneficiaries and former Beneficiaries who have a benefit greater than zero on the Determination Date.

            (ii) The amount of the Total Account of any Employee shall be increased by the aggregate distributions made with respect to such Employee within the 1-year period ending on the Determination Date (provided that if such aggregate distributions were made for a reason other than separation from service, death or disability, this clause (ii) shall be applied by substituting "5-year period" for "1-year period").

            (iii) The Total Account of any Employee who is not a Key Employee as
                  of the Determination Date but who was a Key Employee during any prior Plan Year shall be disregarded.

            (iv) The Total Account of any Employee who has not performed any service for the Company during the 1-year period ending on the Determination Date shall not be taken into account.

            (v)   If the Company maintains other plans which are qualified under
                  Section 401 of the Code, the top-heavy determination described above shall be made by aggregating the Accounts under this Plan with the accounts or the present values of the cumulative accrued benefits under (i) any such other plan (including plans terminated in the past 5 years) in which a Key Employee is a participant and (ii) any such other plan (including plans terminated in the past 5 years) which enables a plan in which a Key Employee is a Participant to meet the requirements of
                  Section 401(a)(4) or Section 410 of the Code. The Company may also aggregate any such other plans not required to be aggregated, provided the resulting group of plans, taken as a whole, continue to meet the requirements of Sections 401(a)(4) and 410 of the Code.

            (vi) The Accrued Benefit of any Employee (other than a Key Employee) shall be determined by the method used for accrual purposes for all plans of the Company.

            (vii) The top-heavy determination under this Paragraph shall be made in accordance with Section 416 of the Code and the rules and regulations promulgated thereunder.

      (c) If the Plan is deemed to be top heavy under Paragraph (b) then, notwithstanding any other provision of the Plan to the contrary, the following shall apply with respect to each Plan Year in which the Plan is top-heavy:

            (i) MINIMUM CONTRIBUTIONS -- The Company Contributions for each Participant who is not a Key Employee shall not be less than three percent (3%) of such Participant's Compensation or the largest percentage of the Company Contributions of the Key Employee's Compensation allocated on behalf of any Key Employee for that year, provided if the highest rate allocated to a Key Employee is less than three percent (3%), amounts contributed as a result of Salary Reduction Agreements must be included in determining the contributions made on behalf of Key Employees. Company Matching Contributions will be taken into account in determining whether the minimum contribution requirement has been satisfied. This minimum allocation shall be made even though, under other Plan provisions, the Participant would not otherwise be entitled to receive an allocation, or would have received a lesser allocation for the year because of (i) the Participant's failure to complete 1,000 Hours of Service or (ii) the Participant's failure to make mandatory Employee contributions to the Plan, provided, however, this provision shall not apply to any Participant who was not an Employee on the last day of the Plan Year. Company Contributions allocated under any other defined contribu-tion plan of the Company, in which any Key Employee participates or which enables another defined contribution plan to meet the requirements of Section 401(a)(4) or 410 of the Code, shall be considered contributions and Forfeitures allocated under this Plan. In the case of any non-Key Employee Participant who is also a Participant in any defined benefit plan of the Company, the foregoing provisions of this Section shall be applied, but with five percent (5%) substituted for three percent (3%).

            (ii) VESTING SCHEDULE -- For any Plan Year during which the Plan is Top Heavy, the vesting schedule set forth in Section 6.2, will automatically continue to apply to all benefits within the meaning of Section 411(a)(7) of the Code except those attributable to Employee contributions, including benefits accrued before the effective date of Section 416 of the Code and benefits accrued before the Plan became Top Heavy. Further, no decrease in a Participant's nonforfeitable percentage may occur in the event the Plan's status as Top Heavy changes for any Plan Year.

12.6 NONDISCRIMINATION LIMITATIONS ON PARTICIPANT CONTRIBUTIONS AND COMPANY MATCHING CONTRIBUTIONS

      (a) For purposes of this Section, the following terms shall have the meaning indicated below:

            (i) "ACTUAL DEFERRAL PERCENTAGE" means the average (expressed as a percentage) of the deferral percentages of Eligible Employees in a group. An Eligible Employee's deferral percentage is equal to the ratio (expressed as a percentage) of the Employee's Before-Tax Contributions for the Plan Year to the Eligible Employee's Compensation for the Plan Year. The individual ratios and the percentages for any groups of individuals shall be calculated to the nearest one-hundredth of one percent (.01 %).

            (ii) "ACTUAL CONTRIBUTION PERCENTAGE" means the average (expressed as a percentage) of the contribution percentages of Eligible Employees in a group. An Eligible Employee's contribution percentage is equal to the ratio of the Employee's After-Tax Contributions and Company Matching Contributions for the Plan Year to the Eligible Employee's Compensation for the Plan Year. The individual ratios and the percentages for any groups of individuals shall be calculated to the nearest one-hundredth of one percent (.01 %).

            (iii) "ELIGIBLE EMPLOYEE" means any Employee of the Company who, during the Plan Year, is eligible to make Before-Tax Contributions or After-Tax Contributions in accordance with the provision of Section 3.1. An individual shall be treated as an Eligible Employee for a Plan Year if he so qualifies for any part of the Plan Year, and whether or not his right to make Before-Tax Contributions or After-Tax Contributions has been suspended.

            (iv) "COMPENSATION" means compensation under Section 415(c)(3) of the Code but not in excess of the limitations of Section 401(a)(17) of the Code.

      (b) If more than one plan providing for a cash or deferred arrangement, or for matching contributions, or employee contributions (within the meaning of Sections 401(k) and 401(m) of the Code) is maintained by the Company or an Affiliated Company, the individual ratios of any Highly Compensated Employee who participates in more than one such plan or arrangement shall, for purposes of determining the individual's Actual Contribution Percentage and Actual Deferral Percentage, be determined as if all such arrangements were a single plan or arrangement.

      (c) In the event that this Plan satisfies the requirements of Section 410(b) of the Code only if aggregated with one or more other plans, then this Section shall be applied by determining the Actual Deferral Percentage and Actual Contribution Percentage of Eligible Employees as if all such plans were a single plan.

      (d) In accordance with the nondiscrimination requirements of Section 401(k) of the Code, the Plan Administrator shall establish a Compensation Deferral Limit with respect to Before-Tax Contributions credited to a Participant's Total Account during a Plan Year and may adjust such deferral limit from time to time during the Plan Year in order to satisfy one of the following tests:

            (i) The Actual Deferral Percentage of the group of Highly Compensated Employees for the current Plan Year shall not exceed the Actual Deferral Percentage of the group of Nonhighly Compensated Employees for the Plan Year immediately preceding the current Plan Year multiplied by 1.25.

            (ii) The Actual Deferral Percentage of the group of Highly Compensated Employees for the current Plan Year shall not exceed the Actual Deferral Percentage of the group of Nonhighly Compensated Employees for the Plan Year immediately preceding the current Plan Year multiplied by two, provided that the Actual Deferral Percentage for Highly Compensated Employees for the current Plan Year is not more than two percentage points higher than the Actual Deferral Percentage for Nonhighly Compensated Employees for the Plan Year immediately preceding the current Plan Year.

      (e) In accordance with the nondiscrimination requirements of Section 401(m) of the Code, the Plan Administrator shall establish a Contribution Percentage Limit with respect to After-Tax Contributions and Company Matching Contributions credited to a Participant's Total Account during a Plan Year and may adjust such percentage limit from time to time during the Plan Year in order to satisfy one of the following tests:

            (i) The Actual Contribution Percentage of the group of Highly Compensated Employees for the current Plan Year shall not exceed the Actual Contribution Percentage of the group of Nonhighly Compensated Employees for the Plan Year immediately preceding the current Plan Year multiplied by 1.25.

            (ii) The Actual Contribution Percentage of the group of Highly Compensated Employees for the current Plan Year shall not exceed the Actual Contribution Percentage of the group of Nonhighly Compensated Employees for the Plan Year immediately preceding the current Plan Year, multiplied by two, provided that the Actual Contribution Percentage for Highly Compensated Employees is not more than two percentage points higher than the Actual Contribution Percentage for Nonhighly Compensated Employees for the Plan Year immediately preceding the current Plan Year.

      (f) The Plan Administrator may take the following actions to assure compliance with the nondiscrimination limitations of Section 401(k) and/or Section 401(m) of the Code:

            (i) If during the Plan Year the average percentage described in paragraphs (d) and/or (e) to the group of Highly Compensated Employees are expected to exceed the maximum average percentage necessary to comply with the rules described in such paragraphs, the Plan Administrator may direct that the Actual Deferral Percentage and/or the Actual Contribution Percentage as the case may be, for each member of the group of Highly Compensated Employees be reduced (beginning with the Highly Compensated Employee whose Actual Deferral Percentage and/or Actual Contribution Percentage are the largest) so that the maximum average percentage is not exceeded.


            (ii) If at the end of the Plan Year, the average percentage described in paragraphs (d) and/or (e) above applicable to the group of Highly Compensated Employees exceed the maximum average percentage necessary to comply with the rules described in such paragraphs after reduction for any excess deferrals returned pursuant to Section 3.6, the Plan Administrator shall first determine the total amount of excess contributions by calculating successive reductions in descending order of the highest individual Actual Deferral Percentage and/or


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

                  Actual Contribution Percentage attributable to the members of the group of Highly Compensated Employees (beginning with the Highly Compensated Employee whose Actual Deferral Percentage and/or Actual Contribution Percentage is the highest) until the maximum average percentage is not exceeded. The sum of the percentage reduction shall be multiplied by the applicable Compensation of the affected Highly Compensated Employee to determine the total excess contributions. The Plan Administrator shall then direct that successive reductions of the highest individual Before-Tax Contribution and/or Company Matching Contribution and After-Tax Contributions of members of the group of Highly Compensated Employees be made and returned (beginning with the Highly Compensated Employees with the largest contributions) and continuing in descending order until the total amount of excess contributions have been returned.

12.7  LIMITATION ON CONTRIBUTIONS

      The maximum annual addition (as described below) that may be contributed or allocated to a Participant's accounts under the Plan, all other defined contribution plans, all individual medical accounts (as defined in Section 415(1)(2) of the Code) which are part of a defined benefit plan, maintained by the Company and all Affiliated Companies for any Limitation Year shall not exceed the lesser of (a) or (b) below:

      (a) The dollar amount as specified in Section 415(c)(1)(A) of the Code as adjusted pursuant to Section 415(d)(1)(A) of the Code, or

      (b) 100% of the Participant's Compensation (as defined in Section 12.6(a)(iv)) for such Limitation Year.

      The provisions of Section 415 of the Code are hereby incorporated into the Plan by reference.


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

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized representative effective as of the 16th day of February, 2003.

                            THE TIMKEN COMPANY


Date: March 11, 2003        By: /s/ Roger W. Lindsay
                               --------------------------------------------
                                Roger W. Lindsay
                                Senior Vice President - Human Resources and
                                Organizational Advancement


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